Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF VAPOR CORP.

Vapor Corp. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.	Section 1 of the Certificate of Incorporation of the Company, as amended, is amended and restated in its entirety to read as follows:

“The name of the corporation is Healthier Choices Management Corp. (the “Corporation”).”

2.	This Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved by the Board of Directors of the Company on the 13th day of February, 2017, in accordance with Section 242 of the DGCL. Pursuant to Section 242 of the DGCL, the approval of the stockholders of the Company is not required.
3.	This Certificate of Amendment to the Certificate of Incorporation of the Company shall be effective at 5:00 p.m. on March 3, 2017.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 2nd day of March, 2017.

VAPOR CORP.

By:	/s/ Jeffrey Holman
Jeffrey Holman Chief Executive Officer